Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-260906 of NiSource Inc. on Form S-8 of our report dated June 17, 2022, relating to the financial statements of the NiSource Inc. Retirement Savings Plan, appearing in this Annual Report on Form 11-K of the NiSource Inc. Retirement Savings Plan for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Columbus, Ohio
June 26, 2023